Exhibit 5.1
October 7, 2022

CAE Inc.
8585 Côte-de-Liesse
Saint-Laurent, QC H4T 1G6 Canada

Ladies and Gentlemen:

Norton Rose Fulbright Canada LLP
1 Place Ville Marie, Suite 2500 Montréal, Quebec H3B 1R1 Canada
nortonrosefulbright.com

Direct line
+1 514.847.4747

Our reference 1001133624

CAE Inc. – Registration of Common Shares on Form S-8

1SCOPE AND BACKGROUND

Introduction

1.1We have acted as Canadian counsel for CAE Inc. (the Company) in connection with the filing by the Company with the Securities and Exchange Commission (the Commission) of a Registration Statement on Form S-8 (the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act), to register an aggregate of 15,000,000 common shares in the capital of the Company (the Common Shares) issuable pursuant to the CAE Inc. Employee Stock Purchase Plan, as amended and restated effective October 1, 2022 (the Plan).

Examination of Documents

1.2We have examined and are familiar with the Registration Statement. We have made such investigations and examined such corporate records of the Company as we have considered necessary or relevant for our opinion, including:

1.2.1a certified copy of the certificate and articles of amalgamation of the Corporation dated April 1, 2014, and the by-laws of the Corporation dated February 6, 2015 and confirmed by the shareholders of the Corporation on August 12, 2015;

1.2.2a certified copy of the of the resolutions of the Company’s Board of Directors approving the Plan and the issuance of Common Shares pursuant to the Plan; and

1.2.3a certified copy of the Plan.

1.3In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

CAE Inc.

October 7, 2022

Jurisdiction

1.1The opinion expressed below is limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein as the same are in force at the date hereof, and we do not express any opinion herein concerning the laws of any other jurisdiction.

1.2Our opinion is given as of the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

2OPINION

2.1Based on and subject to the foregoing, we are of the opinion that the Common Shares to be issued pursuant to the Plan, if and when issued in accordance with the terms and conditions of the Plan, will be validly issued as fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our firm name therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

NORTON ROSE FULBRIGHT CANADA LLP

CAN_DMS: \145105602\2

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